Exhibit 99
Southcoast Financial Corporation
News Release
Southcoast Announces Stock Dividend

Mt. Pleasant, S.C., May 17, 2011 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced today a 10% stock dividend payable to all shareholders of record as of June 15, 2011. The dividend will be distributed June 29, 2011.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Trading in Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019